Exhibit 10.1

May 31, 2020

Michael Bauer

[Address]

RE:     Amended and Restated Retention Bonus Letter Agreement

Dear Mike:

As mutually agreed by you and Libbey Inc. (the “Company” or “we,” and together with its subsidiaries, collectively “Libbey”) this letter agreement amends and restates our prior retention bonus letter agreement, dated May 19, 2020, pursuant to which Libbey offered and paid to you on May 22, 2020 a retention bonus in the gross amount of $900,000 (the “Retention Bonus”) (less required withholdings) pursuant to which you agree to add additional conditions on your ability to earn and retain the Retention Bonus.

You agree that you will not earn and you will repay the Retention Bonus (or a portion thereof) to the Company in full if you resign without Good Reason (as defined below) or are terminated by a Libbey entity for Cause as follows:

(i)	if such resignation or termination occurs on or prior to July 3, 2020, then you will repay 100% of the Retention Bonus, and

(ii)

if such resignation or termination occurs after July 3, 2020 but prior to the earlier of (x) October 2, 2020, and (y) the effective date of a Plan of Reorganization (as will be defined in the Debtor-In-Possession Credit Agreement, to be entered into by and among Libbey Glass Inc., Libbey Europe B.V., the Company, JP Morgan Chase Bank, N.A, as Administrative Agent and J.P. Morgan Securities LLC as Lead Arranger, and the other Loan Parties and Lender Parties thereto) (the “DIP Agreement”), then you will repay 50% of the Retention Bonus.

Additionally, you agree that you will forfeit, repay and will not earn a portion of the Retention Bonus as follows:

(i) you will forfeit, repay and not earn 50% of the Retention Bonus if Libbey does not achieve at least Operating Cash Flow (calculated consistent with that line item as set forth on the Initial Approved Budget, as will be defined in the DIP Agreement) (“Operating Cash Flow”) of $(21,154,078) between May 30, 2020 and July 3, 2020(the “First Testing Date”), and

May 31, 2020

(ii) you will forfeit, repay and not earn 50% of the Retention Bonus if, between May 30, 2020 and the earlier of (x) October 2, 2020, and (y) the effective date of a Plan of Reorganization (the “Second Testing Date”), Libbey does not achieve at least the threshold amount of Operating Cash Flow as shown in the following schedule:

Week Ending	Cumulative Operating Cash Flow	20% Cushion	Threshold for Retention Agreement
6/5/2020	$(3,123,122)	$(624,624)	$(3,747,747)
6/12/2020	$(7,509,705)	$(1,501,941)	$(9,011,646)
6/19/2020	$(10,083,153)	$(2,016,631)	$(12,099,783)
6/26/2020	$(13,381,559)	$(2,676,312)	$(16,057,871)
7/3/2020	$(17,628,398)	$(3,525,680)	$(21,154,078)
7/10/2020	$(19,273,075)	$(3,854,615)	$(23,127,690)
7/17/2020	$(22,459,117)	$(4,491,823)	$(26,950,940)
7/24/2020	$(24,125,964)	$(4,825,193)	$(28,951,157)
7/31/2020	$(26,936,968)	$(5,387,394)	$(32,324,361)
8/7/2020	$(28,864,697)	$(5,722,939)	$(34,637,637)
8/14/2020	$(32,126,473)	$(6,425,295)	$(38,551,767)
8/21/2020	$(32,823,744)	$(6,564,749)	$(39,388,493)
8/28/2020	$(34,632,571)	$(6,926,514)	$(41,559,085)
9/4/2020	$(34,058,108)	$(6,811,622)	$(40,869,729)
9/11/2020	$(35,345,903)	$(7,069,181)	$(42,415,084)
9/18/2020	$(32,600,729)	$(6,520,146)	$(39,120,875)
9/25/2020	$(29,491,571)	$(5,898,314)	$(35,389,885)
10/2/2020	$(29,166,976)	$(5,833,395)	$(35,000,371)

In the event that Libbey does not achieve the foregoing required Operating Cash Flow on either the First Testing Date or the Second Testing Date in accordance with (i) and (ii) of the above, you will be required to repay the forfeited and unearned portion of the Retention Bonus within fifteen (15) days following your receipt of written notice of your obligation to repay due to failure to achieve the required Operating Cash Flow.

However, if your employment is terminated by a Libbey entity without Cause or as a result of your resignation for Good Reason or you die or become disabled prior to the earlier of (x) October 2, 2020, and (y) the effective date of a Plan of Reorganization, and you (or your estate in the case of death) sign and do not revoke a general release of claims in a form satisfactory to the Company within forty-five (45) days of your termination, you will be deemed to have earned 100% of the Retention Bonus (regardless of whether the Operating Cash flow metrics are met in clauses (i) or (ii) above are met); provided, that if you fail to return the required release within forty-five (45) days of your termination or revoke the release, then you will forfeit and will not have earned the Retention Bonus and will be required to repay the full gross amount. Note, you will be considered to have been terminated without Cause if your employment with all Libbey entities is terminated in connection with a sale of assets, even if you accept employment with and are immediately rehired by a buyer.

If you are required to repay the Retention Bonus (or any portion thereof) under this letter agreement, then you agree to do so promptly, but in no event more than fifteen (15) days following the date(s) you first become obligated to repay the Retention Bonus (or any portion thereof). You acknowledge and agree that Libbey may offset and reduce any other compensation owed to you (including, but not limited to, any leave or paid time off required to be paid to you, earned and unpaid wages, unreimbursed business expenses you may be entitled to, earned and unpaid commissions, deferred compensation and/or any severance payments you are or may become entitled to), by the amount of the Retention Bonus which is not earned and subject to repayment under this agreement. However, no compensation will be reduced if doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code of 1986 and the rules and regulations thereunder. We reserve all other rights and remedies available to recoup the full amount of the Retention Bonus advanced, including the right to file a legal claim in court.

May 31, 2020

This letter does not confer upon you any right to continue in the employment of Libbey for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

For purposes of this agreement:

“Cause” means: (i) your willful and continuous failure (other than as a result of your incapacity due to physical or mental illness) to substantially perform your duties with Libbey after Libbey has delivered to you a written demand for substantial performance that specifically identifies the manner in which Libbey believes you have not substantially performed your duties; (ii) your willful and continuous failure (other than as a result of your incapacity due to physical or mental illness) to substantially follow and comply with the specific and lawful directives of Libbey, after Libbey has delivered to you a written demand for substantial performance that specifically identifies the manner in which Libbey believes you have not substantially followed or complied with the directives of the Company; (iii) your commission of an act of fraud or dishonesty that causes harm to Libbey; (iv) your failure to comply with a material Libbey policy or code of conduct; (v) your material breach of any material obligation under any written agreement between you and Libbey; (vi) your illegal conduct or gross misconduct that causes harm to Libbey; (vii) your conviction of a misdemeanor or felony that (A) is directly related to the position that you occupy with Libbey or (B) indicates that you are unsuitable for the position that you occupy with Libbey. The Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause and such determination will be final and binding on you and the Company.

“Good Reason” means the occurrence of any of the following circumstances without your consent: (i) Libbey’s reduction of your annual base salary and the reduction in not applied in the same or similar manner to similarly situated employees; (ii) Libbey’s relocation of your principal place of employment by more than 50 miles; or (iii) Libbey’s material breach of any written agreement between Libbey and you and Libbey do not remedy it within sixty (60) days after receiving from you written notice of the breach. If you do not deliver to Libbey, within ninety (90) days after the date on which you knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason event, you will be deemed conclusively to have waived that particular Good Reason event (but not any subsequent Good Reason event) even if your failure to give timely notice of the Good Reason event is a result of your incapacity due to physical or mental illness. In all events, Libbey will be given a thirty (30)-day period to cure or remedy the condition giving rise to your notice.

May 31, 2020

This agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to conflicts of law principles thereunder. Any litigation arising out of this agreement shall be brought exclusively in the federal or state courts sitting in Toledo, Ohio, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

You should be aware that in addition to your obligation to repay the Retention Bonus under this letter agreement, the Retention Bonus could also be subject to recoupment in the event the Company files for bankruptcy in the future.

Please indicate your acceptance of the provisions of the revised terms of your Retention Bonus as set forth in this agreement by signing the enclosed copy of this letter agreement and returning it to me by the end of the day on May 31, 2020.

Very truly yours, LIBBEY INC. Jennifer M. Jaffee Senior Vice President, General Counsel & Secretary

Agreed and Accepted:

Michael P. Bauer

Date